Exhibit 5.1

REEDER & SIMPSON P.C.
ATTORNEYS AT LAW

P.O. Box 601	Telephone: 011-692-625-3602
RRE Commercial Center	Facsimile: 011-692-625-3603
Majuro, MH 96960	Email: dreeder@ntamar.net
r.simpson@simpson.gr

General Maritime Corporation
299 Park Avenue
New York, New York 10171

March 2, 2009

Re: General Maritime Corporation (the “Company”)

Ladies and Gentlemen:

We are licensed to practice law in the Republic of the Marshall Islands (the “RMI”), and are members in good standing of the Bar of the RMI.  We have acted as special RMI counsel to the Company, a RMI corporation and in such capacity we have assisted in the preparation and filing by the Company and certain of the Company’s subsidiaries which are co-registrants (the “Co-Registrants”), of a shelf Registration Statement on Form S-3 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), in respect to the contemplated issuance by the Company from time to time of up to US$500,000,000.00, aggregate public offering price of (i) debt securities (the “Debt Securities”), which may be issued pursuant to an indenture (the “Indenture"), as amended or supplemented from time to time, between the Company and the trustee named in the Indenture,  (ii) shares of preferred stock of the Company,  par value $0.01 per share (the “Preferred Stock”), (iii) shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), as well as up to 8,128,612 shares of Common Stock which may be resold by selling shareholders, (iv) warrants to purchase securities of the Company (the “Warrants”), (v) rights to purchase securities of the Company (“Rights”), (vi) units by the Company comprised of any of the foregoing (the “Units”), and (vii) guarantees of the Debt Securities issued by one or more of the Co-Registrants (the “Guarantees” and, together with the Debt Securities, the Preferred Stock, the Common Stock, the Warrants and the Rights, the “Securities”), for the purpose of rendering an opinion that relates to the application and interpretation of  RMI law.

In rendering this opinion, we have reviewed copies of the following documents:

I.	the Registration Statement;

II.	the form of Indenture, which is governed by the laws of the State of New York; and

III.	the organizational and governing documents of each Co-Registrant listed on Schedule I hereto.

In addition, although we have searched the statutory laws of the RMI and have examined such certificates, records, authorizations, and proceedings as we have deemed relevant, our knowledge of factual matters will be limited to those matters of which we have actual knowledge.  The opinions hereinafter expressed are subject to the constitutionality and continued validity of all RMI statutes and laws relied upon us in connection therewith.  We express no opinion as to matters governed by, or the effect or applicability of any laws of any jurisdiction other than the laws of the RMI which are in effect as of the date hereof.  This opinion speaks as of the date hereof, and it should be recognized that changes may occur after the date of this letter which may effect the opinions set forth herein.  We assume no obligation to advise the parties, their counsel, or any other party seeking to rely upon this opinion, of any such changes, whether or not material, or of any other matter which may hereinafter be brought to our attention.

1.  Upon the fixing of the designations, relative rights, preferences and limitations of any series of Preferred Stock by the Board of Directors of the Company and any proper and valid filing with the authorities of the RMI of a statement setting forth a copy of the resolution of the Board of Directors of the Company establishing such series of Preferred Stock and the number of shares of such Preferred Stock to be issued, all in conformity with the Company’s Amended and Restated Articles of Incorporation and By-laws, and upon the approval of the Board of Directors of the Company of the specific terms of issuance, all necessary corporate action on the part of the Company will have been taken to authorize the issuance and sale of such series of Preferred Stock proposed to be sold by the Company, and when such shares of Preferred Stock are issued and delivered against payment therefor in accordance with the applicable agreement or upon conversion or exchange in accordance with the terms of any such Security that has been duly authorized, issued, paid for and delivered, such shares will be validly issued, fully paid and non-assessable.

2.  The shares of Common Stock, when the terms of the issuance and sale thereof have been duly approved by the Board of Directors of the Company in conformity with the Company’s Amended and Restated Articles of Incorporation and By-laws  and when issued and delivered against payment therefor in accordance with the applicable agreement or upon conversion or exchange of any Security that has been duly authorized, issued, paid for and delivered, will be validly issued, fully paid and non-assessable.

3.  The Company and each Co-Registrant listed on Schedule I hereto has the power and authority, corporate or otherwise, to issue the Debt Securities and the Guarantees, respectively.

4.  The Company has the corporate power and authority to issue the Warrants.

5.  The Company has the corporate power and authority to issue the Rights.

6.  The Company has the corporate power and authority to issue the Units.

We hereby authorize the addressee of this opinion to file it as an exhibit to the Registration Statement and consent to the reference to us under the captions “Legal Matters” in the prospectus that is a part of the Registration Statement, without admitting that we are an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of said Act.  Kramer Levin Naftalis & Frankel LLP may rely on this opinion for purposes of rendering a legality opinion to the Company in connection with the Registration Statement.

Sincerely,

/s/ Dennis J. Reeder

Dennis J. Reeder
Reeder & Simpson PC

Schedule I

RMI Co-Registrants

General Maritime Subsidiary Corporation
General Maritime Management LLC
General Maritime Management (UK) LLC
General Maritime Management (Portugal) LDA
GMR Administration Corp.
GMR Alexandra LLC
GMR Argus LLC
GMR Daphne
GMR Electra
GMR George T
GMR GP LLC
GMR Gulf LLC
GMR Hope LLC
GMR Horn LLC
GMR Limited LLC
GMR Orion LLC
GMR Phoenix LLC
GMR St. Nikolas LLC
GMR Spyridon LLC